AMERICAN CENTURY ETF TRUST
(the “Trust”)

WRITTEN CONSENT IN LIEU OF MEETING

October 10, 2017

The undersigned, being the sole initial Trustee of American Century ETF Trust, a Delaware statutory trust (the “Trust”), does hereby approve, adopt and consent to the following resolutions pursuant to Section 3806(g) of the Delaware Statutory Trust Act, and pursuant to Article IV, Section 2 of the Trust’s Agreement and Declaration of Trust. This consent shall be treated for all purposes as a vote taken at a duly constituted meeting of the Board of Trustees as of the date set forth above:

WHEREAS:

•
Pursuant to a duly-executed Power of Attorney, the sole initial Trustee and officers of American Century EFT Trust (the “trust”) have appointed Ashley L. Bergus, Ryan L. Blaine, Brian L. Brogan, Evan C. Johnson, Kathleen Gunja Nelson, and Giles M. Walsh each of them singly, their true and lawful attorneys-in-fact, with full power of substitution, and with full power to each, for the purpose of signing on their behalf registration statements and other related documents of the Trust for the purpose of complying with all laws relating to the sale of securities of the Trust and to do all such things in their names and behalf in connection therewith.

•
Such attorneys-in-fact may, from time to time, sign documents, including registration statements, amendments or supplements thereto and instruments in connection therewith, on behalf of the Trustee and officers who have appointed them.

RESOLVED, that the Trustee hereby authorizes such attorneys-in-fact to sign the documents of the Trust, including registration statements, amendments or supplements thereto and instruments in connection therewith, pursuant to the Power of Attorney so executed by the Trustee and certain officers of the Trust.

IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of October, 2017.

_/s/ Jonathan S. Thomas________________
Jonathan S. Thomas
Trustee